UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 24, 2007

AVISTA CORPORATION

(Exact name of registrant as specified in its charter)

Washington	1-3701	91-0462470
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1411 East Mission Avenue, Spokane, Washington	99202-2600
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:	509-489-0500
Website: http://www.avistacorp.com

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 8 – Other Events

Item 8.01 Other Events.

Pacific Northwest Refund Proceeding

In July 2001, the Federal Energy Regulatory Commission (FERC) initiated a preliminary evidentiary hearing to develop a factual record as to whether prices for spot market sales of wholesale energy in the Pacific Northwest between December 25, 2000, and June 20, 2001, were just and reasonable. During the hearing, Avista Corporation (Avista Corp. or the Company) doing business as Avista Utilities, and Avista Energy, Inc. (Avista Energy), an indirect subsidiary of Avista Corp., vigorously opposed claims that rates for spot market sales were unjust and unreasonable and that the imposition of refunds would be appropriate. In June 2003, the FERC terminated the Pacific Northwest refund proceedings, after finding that the equities do not justify the imposition of refunds. These equitable factors included the fact that the participants in the Pacific Northwest market include not only utilities and other entities that are subject to FERC jurisdiction, but also a very substantial number of governmental entities that are not subject to FERC jurisdiction with respect to wholesale sales and thus could not be ordered by the FERC to make refunds based on existing law. Seven petitions for review were filed with the United States Court of Appeals for the Ninth Circuit (Ninth Circuit) challenging the merits of the FERC’s decision not to order refunds and raising procedural issues. In February 2005, intervening parties, including Avista Energy and Avista Utilities, filed in opposition to petitioners seeking refunds. Briefing was completed in May 2005 and oral arguments were heard on January 8, 2007.

On August 24, 2007, the Ninth Circuit issued its opinion on the consolidated petitions for review of the Pacific Northwest refund proceeding. The Ninth Circuit found that the FERC, in denying the request for refunds, had failed to take into account new evidence of market manipulation in the California energy market and its potential ties to the Pacific Northwest energy market and that such failure was arbitrary and capricious and, accordingly, remanded the case to the FERC, stating that the FERC’s findings must be reevaluated in light of the evidence. In addition, the Ninth Circuit concluded that the FERC abused its discretion in denying potential relief for transactions involving energy that was purchased in the Pacific Northwest and ultimately consumed in California. The Ninth Circuit expressly declined to direct the FERC to grant refunds.

On June 30, 2007, Avista Energy completed the sale of substantially all of its contracts and ongoing operations to Coral Energy Holding, L.P. (Coral Energy), a subsidiary of the Shell Group of Companies, as well as to certain other subsidiaries of Coral Energy. Any potential liabilities or claims for refunds owed by or to Avista Energy have been assumed by Avista Corp. and/or its subsidiaries and have not been transferred to Coral Energy and/or its affiliates.

Both Avista Utilities and Avista Energy were buyers and sellers of energy in the Pacific Northwest energy market during the period between December 25, 2000, and June 20, 2001, and, if refunds were ordered by the FERC, could be liable to make payments, but also could assert claims for refunds against FERC-jurisdictional entities (but not against governmental entities based on existing law). The Company cannot predict the outcome of this proceeding or amount of any refunds that Avista Utilities or Avista Energy could be ordered to make or could be entitled to receive. Therefore, the Company cannot predict the potential impact the outcome of this matter could ultimately have on the Company’s results of operations, financial condition or cash flows.

Montana Public School Trust Fund Lawsuit

In October 2003, a lawsuit was originally filed against all private owners of hydroelectric dams in Montana, including Avista Corp. In this lawsuit, the state of Montana alleges that the hydroelectric facilities are located on state-owned riverbeds and the owners of the dams have never paid compensation to the state’s public school trust fund. The lawsuit requests lease payments dating back to the construction of the respective dams and also requests damages for trespassing and unjust enrichment. See Avista Corp.’s Form 10-Q for the quarter ended June 30, 2007 for further background information.

On August 28, 2007, the Montana State Court ruled on several pre-trial motions for summary judgment, finding that, as a matter of law, the Clark Fork River was navigable and the state of Montana owns the riverbeds, that such lands are trust fund lands, and that the statutes of limitations have not run on the state of Montana’s claims for prior damages. The Company is currently evaluating whether to pursue an interlocutory appeal with the Montana Supreme Court.

The state of Montana intends to offer testimony at trial that Avista Corp. owes annual lease payments for ongoing use of the riverbeds and reservoirs, as well as damages for cumulative past lease payments. The state of Montana’s calculation of damages is predicated on a “net benefits” method, whereby the state of Montana would derive benefits from the value of the generation at the Company’s Noxon Rapids and Cabinet Gorge hydroelectric generating projects. The Company would present testimony that use of the net benefits method is not the proper method for calculating damages and that more traditional appraisal approaches should be used in calculating future lease payments. The Company will also challenge the extent of any cumulative past lease payments awarded.

The trial date on damages is currently scheduled for October 2007. Mediation of this matter has been scheduled for September 2007. The Company cannot predict the amounts of ongoing or cumulative past lease payments that it will be required to pay. However, the Company intends to seek recovery, through the rate making process, of any amounts paid.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

AVISTA CORPORATION
(Registrant)

Date: September 4, 2007	/s/ Marian M. Durkin
Marian M. Durkin
Senior Vice President, General Counsel and Chief Compliance Officer